                                EMPLOYMENT AGREEMENT

          THIS AGREEMENT is made as of September 3, 1998, between American Pad & Paper Company, a Delaware corporation (the "COMPANY"), and James W. Swent, III ("EXECUTIVE").

          WHEREAS, Executive has served as Executive Vice President and Chief Financial Officer of the Company from June 1, 1998 to July 7, 1998; and

          WHEREAS, Executive has acted as Chief Executive Officer of the Company since July 7, 1998; and

          WHEREAS, the Company now desires, and Executive desires the Company to set forth in a written instrument the terms of Executive's employment.

          NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1. EMPLOYMENT. The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in Paragraph 4 hereof (the "EMPLOYMENT PERIOD").

          2.   POSITION AND DUTIES.

          (a) During the Employment Period, Executive shall serve as the Chief Executive Officer of the Company and shall have the normal duties, responsibilities and authority of the Chief Executive Officer, subject to the power of the Corporation's Board of Directors (the "BOARD") to expand or limit such duties, responsibilities and authority and to override actions of the Chief Executive Officer.

          (b) Executive shall report to the Board, and Executive shall devote his best efforts and his full business time and attention (except for permitted vacation periods, reasonable periods of illness or other incapacity and periods approved by the Board which approval will not be unreasonably withheld) to the business and affairs of the Company and its Subsidiaries. Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.

          (c) For purposes of this Agreement, "SUBSIDIARIES" shall mean any corporation of which the securities having a majority of the voting power in electing directors are, at the time of determination, owned by the Company, directly or through one of more Subsidiaries.

          3.   BASE SALARY AND BENEFITS.

          (a) During the Employment Period, Executive's base salary shall be $425,000 per annum or such higher rate as the Company's Board of Directors (the "BOARD") may designate from time to time (the "BASE SALARY"), which salary shall be payable in regular installments in accordance with the Company's general payroll practices and shall be subject to customary withholding. In addition, during the Employment Period, Executive shall be entitled to participate in all of the Company's employee benefit programs for which senior management employees of the Company and its Subsidiaries are generally eligible.

          (b) During the Employment Period, the Company shall reimburse Executive up to $1,100 per month for an automobile and associated expenses (such as gas, insurance and maintenance).

          (c) The Company shall reimburse Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to reporting and documentation of such expenses.

          (d) In addition to the Base Salary, the Board shall award a bonus to Executive, which will be payable at the time the Company pays all executive bonuses (other than for 1998, which will be paid on or about January 31, 1999),
(i) following the fiscal year ending December 31, 1998, in an amount not to be less than $200,000 and (ii) thereafter, following the end of each fiscal year during the Employment Period, in an amount not to exceed 120% of Executive's Base Salary for such year, as determined by the Board. "TARGET BONUS" means 80% of Executive's Base Salary.

          (e) The Company shall pay or reimburse Executive for all reasonable fees and expenses incurred in connection with an annual physical examination by a physician of Executive's choice at The Cooper Clinic in Dallas, Texas or a comparable medical institution.

          (f) The Company shall pay or reimburse Executive for all reasonable fees and expenses incurred in connection with annual financial consulting and tax advice from an appropriate firm selected by Executive.

          (g) The Company shall provide Executive with four weeks of paid vacation annually, subject to additional weeks upon approval by the Chief Executive Officer.

          4.   TERMINATION.

          (a) The Employment Period shall continue until Executive's resignation, death or disability or other incapacity (as determined by the Board in its good faith judgment) or until the Board determines in its good faith judgment that termination of Executive's employment is in the best interests of the Company.

          (b) If the Employment Period is terminated by the Company without Cause or by Executive for Good Reason, Executive shall be entitled to receive
(i) his Base Salary and employee benefits for a period of 12 months from the date of termination (the "SEVERANCE PERIOD") and (ii) 50% of his Target Bonus for the fiscal year if his employment is terminated in the first six months of the fiscal year or 100% of his Target Bonus for the fiscal year if his employment is terminated in the last six months of the fiscal year (in each case, only to the extent Executive or the Company, as the case may be, has met the objectives set by the Board and such bonus has been earned), if and only if Executive has not breached the provisions of Paragraphs 5, 6 and 7 hereof.

          (c) If the Employment Period is terminated by the Company for Cause or upon Executive's resignation, death or disability, Executive shall be entitled to receive his Base Salary through the date of termination.

          (d) If the Employment Period is terminated by the Company without Cause or following a sale of the Company, the Company shall reimburse Executive for all reasonable expenses incurred by him in connection with Executive's relocation to any city in the United States (other than the Dallas, Texas metropolitan area), including, but not limited to, all closing costs, inspection fees, transportation costs, insurance, temporary residence costs, packing and unpacking costs and "points" paid to a broker or mortgage lender, subject to the Company's requirements with respect to reporting and documentation of such expenses.

          (e) All of Executive's rights to fringe benefits and bonuses hereunder (if any) which accrue or become payable after the termination of the Employment Period shall cease upon such termination.

          (f) The Company may offset any amounts Executive owes it or its Subsidiaries against any amounts it owes Executive hereunder.

          (g) For purposes of this Agreement, "CAUSE" shall mean (i) the willful and continued failure by Executive to perform his duties as an employee of the Company or any of its Subsidiaries or his willful and continued failure to perform duties reasonably requested or reasonably prescribed by the Board (other than as a result of Executive's death or disability), which in either case is committed in bad faith and without any reasonable belief that such actions or inactions are not in the best interests of the Company and which are not remedied in a reasonable period of time after receipt of written notice from the Company of such failure to perform, (ii) the engaging by Executive in conduct which is materially injurious to the Company or any of its Subsidiaries, (iii) negligence, gross negligence or willful misconduct by Executive in the performance of his duties which results in, or causes, harm to the Company or any of its Subsidiaries or (iv) Executive's commission of a felony or other offense involving turpitude. For purposes of this Agreement, "GOOD REASON" shall mean (i) the assignment of Executive of any duties materially inconsistent with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities contemplated by Paragraph 2(a) or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is promptly remedied by the Company after notice thereof by Executive, (ii) any failure by the Company to comply with any of the provisions of Paragraph 3, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company after notice thereof by Executive, (iii) any purported termination by the Company of Executive's employment otherwise than expressly permitted by this Agreement and (iv) the assignment of Executive by the Company to a base office located outside of a 25-mile radius of the Dallas, Texas metropolitan area, provided that, Good Reason shall not include travel on the Company's business to an extent consistent with the Company's business travel requirements.

          5. CONFIDENTIAL INFORMATION. Executive acknowledges that the information, observations and data obtained by him while employed by the Company and its Subsidiaries concerning the business or affairs of the Company or any other Subsidiary ("CONFIDENTIAL INFORMATION") are the property of the Company or such Subsidiary. Therefore, Executive agrees that he shall not disclose to any unauthorized person or use for his own purposes any Confidential Information without the prior written consent of the Board, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive's acts or omissions. Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of the Company or any Subsidiary which he may then possess or have under his control.

          6. INVENTIONS AND PATENTS. Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Company's or any of its Subsidiaries' actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Company and its Subsidiaries ("WORK PRODUCT") belong to the Company or such Subsidiary. Executive shall promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

          7.   NON-COMPETE, NON-SOLICITATION.

          (a) In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that in the course of his employment with the Company he shall become familiar with the Company's trade secrets and with other

Confidential Information concerning the Company and its Subsidiaries and that his services shall be of special, unique and extraordinary value to the Company and its Subsidiaries. Therefore, Executive agrees that, during the Employment Period and for twelve months thereafter (the "NONCOMPETE PERIOD"), he shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of the Company or its Subsidiaries, as such businesses exist or are in process on the date of the termination of Executive's employment, within any geographical area in which the Company or its Subsidiaries engage or has announced plans to engage in such businesses. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

          (b) During the Noncompete Period, Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or any Subsidiary to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any Subsidiary and any employee thereof, (ii) hire any person who was an employee of the Company or any Subsidiary at any time during the Employment Period (other than a person who has not been employed by the Company or its Subsidiaries for at least six months or whose employment has been terminated by the Company or its Subsidiaries) or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Subsidiary (including, without limitation, making any negative statements or communications about the Company or its Subsidiaries).

          (c) If, at the time of enforcement of this Paragraph 7, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive agrees that the restrictions contained in this Paragraph 7 are reasonable.

          (d) In the event of the breach or a threatened breach by Executive of any of the provisions of this Paragraph 7, the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Executive of this Paragraph 7, the Noncompete Period shall be tolled until such breach or violation has been duly cured.

          8. EXECUTIVE'S REPRESENTATIONS. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity, except as otherwise disclosed to the Board and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

          9.   SECTION 280G AND SECTION 4999 LIMITATIONS.

          (a) Notwithstanding any other provision of this Agreement to the contrary, if all or any portion of the payments or benefits provided under this Agreement either alone or together with other payments or benefits which Executive receives or is then entitled to receive from the Company and any of its subsidiaries would constitute a "PARACHUTE PAYMENT" within the meaning of
Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "CODE"), such payments shall be increased by an amount equal to the Gross-Up Amount multiplied by the Applicable Percentage. For purposes of this Agreement, the "GROSS-UP AMOUNT" shall equal that amount which, when added to all payments that constitute parachute payments, causes the Executive to realize the after-tax amount (taking into account the excise tax imposed under Section 4999 of the Code and all federal, state, and local taxes imposed on Executive's income) that Executive would have realized if such payments had not constituted parachute payments, and the "APPLICABLE PERCENTAGE" shall equal a fraction, the numerator of which is the excess of (x) the amount of the total parachute payments received by Executive over (y) the portion of such parachute payments that is comprised of the vesting of unvested capital stock of the Company, and the denominator of which is the amount of the total parachute payments received by Executive. The Applicable Percentage shall be calculated in a manner that reflects the present value of any payments that are received after the event that triggered the parachute payments received by Executive. For avoidance of doubt, this Section 9(a) is illustrated by the following example:

          Executive receives parachute payments pursuant to this Agreement in the aggregate amount of $2,000,000 and Executive's "base amount" (as defined in Section 280G(b)(3) of the Code) is $600,000, resulting in an "excess parachute payment" of $1,400,000. $1,200,000 of such parachute payment is attributable to the vesting of unvested capital stock of the Company, and Executive's combined marginal federal, state and local income tax rate

          (taking into account the deductibility of state and local income taxes for federal income tax purposes) for the year in which the payments are received is 40%. Under these assumptions, Executive's Gross-Up Amount would equal $700,000 (as shown below) and Executive's Applicable Percentage would equal 40% (i.e., {[$2,000,000- $1,200,000]/ $2,000,000}). HENCE, EXECUTIVE WOULD BE
          ENTITLED TO RECEIVE AN ADDITIONAL PAYMENT IN THE AMOUNT OF $280,000 PURSUANT TO SECTION 9(a) OF THIS AGREEMENT.

                             After-tax amount if payments    Hypothetical After-tax amount if
                             were not parachute payments     Gross-Up Amount is received
                             ---------------------------     ---------------------------
         Total payment......           $2,000,000                       $2,700,000
         Income taxes.......             (800,000)                      (1,080,000)
         Excise tax.........                    -                         (420,000)*
         After-tax amount...            1,200,000                        1,200,000


          *Equals 20% of hypothetical "excess parachute payment," taking into account the receipt of the Gross-Up Amount, of $2,100,000 (i.e., $2,700,000 - $600,000 base amount).

          (b) All calculations under this Section shall be initially made by the Company and shall be delivered to Executive at least five (5) days prior to the time of the first payment of any of the payments and benefits described in the preceding paragraph. If Executive gives written notice to the Company of any objection to the Company's calculations within thirty (30) days of the time of delivery of the Company's calculations, which notice shall summarize in reasonable detail the basis of any objection, then the dispute shall be referred to a "big six" accounting firm selected by the Company (the "ACCOUNTING FIRM") or, in the event that at the time of such dispute the Accounting Firm has a current or recent business relationship with the Company (or with any person which is a party to the relevant change in control), the Company shall select another "big six" accounting firm which has no such business relationship with the Company. The determination of the Accounting Firm or such other accounting firm as to the dispute shall be conclusive and binding on all parties. All calculations provided for in this Section shall be made at the Company's expense, and the Company shall be responsible for the fees and expenses of any accounting firm retained pursuant to this Section.

          10. SURVIVAL. Paragraphs 5, 6 and 7 and paragraphs 10 through 17 shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

          11. NOTICES. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

          NOTICES TO EXECUTIVE:

          James W. Swent, III
          4309 Beverly Drive
          Dallas, TX 75205

          WITH A COPY TO:

          Vinson & Elkins L.L.P.
          2001 Ross Avenue
          Suite 5700
          Dallas, TX 75201
          Attention: Gary G. Short

          NOTICES TO THE COMPANY:

          American Pad & Paper Company, Inc.
          17304 Preston Road
          Suite 700
          Dallas, TX 75252
          Attention: General Counsel

          WITH A COPY TO:

          Kirkland & Ellis
          200 E. Randolph Drive
          Chicago, IL 60601
          Attention: James L. Learner

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or mailed.

          12. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

          13. COMPLETE AGREEMENT. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

          14. NO STRICT CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

          15. COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

          16. SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company.

          17. CHOICE OF LAW. ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT AND THE EXHIBITS AND SCHEDULES HERETO SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF TEXAS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF TEXAS.

          18. AMENDMENT AND WAIVER. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

                               *    *    *    *    *



          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                       AMERICAN PAD & PAPER COMPANY, INC.

                                       By:
                                          -----------------------------------
                                       Its:
                                           ----------------------------------






                                       --------------------------------------
                                       James W. Swent, III